Exhibit 16.1

June 30, 2006

Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7010
Washington, DC 20549

Re: Quest Oil Corporation

Gentlemen:

We refer to our letter dated June 30, 2006, included as Exhibit 16.1 of Form 8-K dated June 30, 2006, of Quest Oil Corporation. We have read Item 4.01 of Form 8-K dated June 30, 2006 of Quest Oil Corporation and are in agreement with the statements contained paragraphs one and three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.